Exhibit 99.1
Company Contact:
Impax Laboratories, Inc.
Mark Donohue
Sr. Director, Investor Relations
(215) 933-3526
www.impaxlabs.com
Impax Laboratories Continues Trend of Solid Growth in Revenue, Profit
and Earnings for the Third Quarter 2009
HAYWARD, Calif. (November 3, 2009) — Impax Laboratories, Inc. (NASDAQ: IPXL) today reported strong growth in revenue, net income and earnings per diluted share in the third quarter 2009. Net income increased to $6.7 million, up $17.2 million compared to a net loss of $10.5 million in the prior year period. Net Income per diluted share increased to $0.11, up $0.29 per share, compared to a loss of $0.18 per diluted share in the prior year period.
Total revenue for the third quarter 2009 increased 77% to $64.9 million, compared to the prior year period, due primarily to strong sales of the Company’s Global label products. Gross profit increased to 57% of total revenue, compared to 39% of total revenue in the prior year period. The strong growth in revenue and gross profit resulted in an increase of $28.3 million in income from operations to $10.2 million, compared to a loss from operations of $18.1 million in the prior year period.
Larry Hsu, Ph.D., president and chief executive officer of Impax Laboratories, said: “We continue to successfully execute our strategic plan as we produced another solid quarter of financial performance in our base generic business and further development of our brand products. Our strong third quarter and year-to-date financial results reflect our ability to capitalize on existing product opportunities. In addition, the research and development investments we are making in creating high-value opportunities continue to pay dividends as shown by our October 1 launch of generic versions of Adderall XR®. These investments will further increase our portfolio as we are on track to achieve our 2009 ANDA submission goal of 8 to 10 new applications.”
Dr. Hsu continued, “We also remain pleased with the development of our brand products. During the third quarter, our brand business reported positive results from our completed Phase II trial of our late-stage Parkinson’s Disease drug candidate IPX066. In April 2009, based on encouraging interim data, we began enrolling patients in the Phase III trial in levodopa naive Parkinson’s disease patients in North America and Europe. In October, ahead of schedule, we commenced a second Phase III trial in patients with advanced Parkinson’s Disease. The positive developments confirm our belief that the investments we are making in our brand division will further enhance our long-term growth prospects.”

Third Quarter 2009 Segment Information
The Company has two reportable segments, the Global Pharmaceuticals Division (generic products) and the Impax Pharmaceuticals Division (brand products).
Global Pharmaceuticals Division Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, amounts in thousands)	2009	2008	2009	2008
		(as adjusted)		(as adjusted)
Revenues:
Global product sales, net	$46,636	$20,080	$123,144	$69,044
Private Label	1,752	629	5,269	1,747
Rx Partner (a)	8,328	9,424	30,183	72,099
OTC Partner	1,769	3,398	5,255	12,739
Research Partner	2,962	—	8,406	—
Other	—	5	11	19

Total Revenues	61,447	33,536	172,268	155,648

Cost of revenues	25,098	19,296	72,339	58,046

Gross profit (b)	36,349	14,240	99,929	97,602

Operating expenses:
Research and development	8,909	12,253	28,761	31,745
Patent litigation	1,647	1,876	4,058	4,827
Selling, general and administrative	2,561	4,357	7,628	9,276

Total operating expenses	13,117	18,486	40,447	45,848

Income (loss) from operations (b)	$23,232	($4,246)	$59,482	$51,754

(a)	Rx Partner revenue for the nine months ended September 30, 2008 includes $40.8 million from sales of generic OxyContin® which ended in January 2008 pursuant to a litigation settlement agreement, for which there was no amount in 2009.

(b)	Gross profit and income from operations for the nine months ended September 30, 2008 includes $38.7 million from the sale of generic OxyContin® as noted above.
Global Pharmaceuticals Division revenues in the third quarter 2009 increased $27.9 million to $61.4 million, due primarily to an increase in net Global product sales.
Net Global product sales increased 132% to $46.6 million, an increase of $26.6 million over the same period in 2008 primarily due to sales of fenofibrate products. Private label product sales increased 179% to $1.8 million primarily due to sales of generic loratadine/pseudoephedrine, the generic version of Claritin® D 24-hour, as a result of a new supply agreement. Rx Partner revenues were $8.3 million, down 12%, primarily attributable to reduced sales of generic Wellbutrin® XL 300mg. OTC Partner revenues decreased 48% to $1.8 million, primarily attributable to the expiration of the Company’s contract to supply Schering-Plough with product effective December 31, 2008. Research Partner revenues were $3.0 million resulting from a Joint Development Agreement entered into during the fourth quarter of 2008.
Cost of revenues was $25.1 million for the third quarter 2009, an increase of 30% primarily related to the higher sales of Global products.

Gross profit for the third quarter 2009 increased $22.1 million to $36.3 million primarily due to an increase in margins on fenofibrate sales. Gross profit margin of 59% for the third quarter 2009 increased significantly over the 42% for the prior year period.
Total research and development expenses for the third quarter 2009 decreased $3.3 million to $8.9 million, compared to the prior year period primarily due to lower spending on bio-studies, bio-analytical expenses and active pharmaceutical ingredient used in research activities.
Total selling, general and administrative expenses for the third quarter 2009 decreased $1.8 million to $2.6 million primarily due to executive level severance paid out in the prior year period, in addition to prior period strategic management consulting and business development related activities.
Generic division income from operations in the third quarter 2009 increased $27.5 million to $23.2 million, compared to a loss in the prior year period, due primarily to higher sales as noted above.
Impax Pharmaceuticals Division Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, amounts in thousands)	2009	2008	2009	2008
		(as adjusted)		(as adjusted)
Promotional Partner	$3,499	$3,238	$10,007	$9,728
Cost of revenues	2,957	3,000	9,250	8,332

Gross profit	542	238	757	1,396

Operating expenses:
Research and development	6,334	3,935	17,983	11,530
Selling, general and administrative	761	538	2,528	1,879

Total operating expenses	7,095	4,473	20,511	13,409

Loss from operations	($6,553)	($4,235)	($19,754)	($12,013)
Promotional Partner revenues in the third quarter 2009 increased 8% to $3.5 million. The change from the prior year period is primarily the result of the commencement of physician detailing services under our Co-Promotion Agreement with Wyeth on July 1, 2009, while the Promotional Services Agreement with Shire ended on June 30, 2009.
Cost of revenues for the third quarter 2009 were $3.0 million, down slightly from the prior year period.
The Company is currently investing in research and development to develop brand products which provide longer product life cycles and the potential for significantly higher profit margins than generic products. In the third quarter 2009, R&D increased $2.4 million to $6.3 million, due to planned increased spending on clinical studies and additional research personnel.
The Company’s planned increase in investment in R&D during the third quarter 2009 contributed to a brand division loss from operations of $6.6 million compared to a loss from operations of $4.2 million in the third quarter of 2008.

Other Operating Information
Corporate general and administrative expenses for the third quarter 2009 declined 32% to $6.5 million, primarily attributable to a decrease in professional fees related to the examination and review of the Company’s financial statements in conjunction with the financial statements for the years 2004 through 2007 and the resulting filing with the SEC of the Company’s Registration Statement on Form 10. Also contributing to the decline was the adjustment of accrued settlement-related charges in conjunction with the repayment of a subordinated promissory note, and lower employment-related expenses.
Cash and short-term investments, net of interest-bearing debt, was $100.5 million as of September 30, 2009, as compared to $99.6 million as of December 31, 2008. The change in cash and short-term investments, net from year-end 2008, included the Company’s June 15, 2009 repayment, at the option of the holders, of the $12.75 million remaining outstanding balance of the Company’s 3.5% Debentures, offset by changes in working capital assets and liabilities, including the collection of accounts receivable balances and payments of accounts payable during the nine months ended September 30, 2009.
Cash flow from operating activities was approximately a positive $3.6 million before changes in certain working capital assets and liabilities.
2009 Financial Outlook
The Company previously disclosed its 2009 financial outlook on February 26, 2009. As of November 3, 2009, the Company has updated its full year 2009 forecast as noted below.
•	Positive cash flows from operating activities before changes in working capital assets and liabilities for the third consecutive year.

•	Gross margins as a percent of total revenues to approximate 50%.

•	Total research and development expenses across the generic and brand divisions to approximate $64 million with $40 million and $24 million allocated to generic and brand R&D, respectively.

•	Patent litigation expenses of approximately $6 to $7 million (previously $10 million).

•	Selling, general and administrative expenses of approximately $44 million (previously $39 million).

Conference Call Information
The Company will host a conference call today at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (800) 642-1687 (in the U.S.) and (706) 645-9291 (international callers). The access conference code is 35901562.
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology-based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to; ability to timely file periodic reports required by the Exchange Act; ability to maintain an effective system of internal control over financial reporting; ability to sustain profitability and positive cash flows; ability to maintain sufficient capital to fund operations; any delays or unanticipated expenses in connection with the construction of our Taiwan facility; ability to successfully develop and commercialize pharmaceutical products; the uncertainty of patent litigation; consumer acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the difficulty of predicting Food and Drug Administration filings and approvals; inexperience in conducting clinical trials and submitting new drug applications; reliance on key alliance agreements; the availability of raw materials; the regulatory environment; exposure to product liability claims; fluctuations in operating results and other risks described in our periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
(tables to follow)

Impax Laboratories, Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(unaudited, amounts in thousands, except share and	2009	2008	2009	2008
per share data)		(as adjusted)		(as adjusted)
Revenues:
Global Pharmaceuticals Division (a)	$61,447	$33,536	$172,268	$155,648
Impax Pharmaceuticals Division	3,499	3,238	10,007	9,728

Total Revenues	64,946	36,774	182,275	165,376

Cost of revenues	28,055	22,296	81,589	66,378

Gross profit (b)	36,891	14,478	100,686	98,998

Operating expenses:
Research and development	15,243	16,188	46,744	43,275
Patent litigation	1,647	1,876	4,058	4,827
Selling, general and administrative	9,838	14,542	31,600	37,047

Total operating expenses	26,728	32,606	82,402	85,149

Income (loss) from operations	10,163	(18,128)	18,284	13,849

Change in fair value of common stock purchase warrants	—	—	—	59
Other income (expense), net	22	(4)	105	36
Interest income	180	723	636	3,282
Interest expense	(185)	(971)	(735)	(4,447)

Income (loss) before income taxes	10,180	(18,380)	18,290	12,779
Provision (benefit) for income taxes	3,495	(7,850)	6,373	5,761

Net Income (loss) (c)	$6,685	($10,530)	$11,917	$7,018

Net Income (loss) per share:
Basic	$0.11	($0.18)	$0.20	$0.12

Diluted	$0.11	($0.18)	$0.20	$0.12

Weighted average common shares outstanding:
Basic	60,559,064	59,166,319	60,130,608	58,993,633
Diluted	61,247,700	59,166,319	60,667,227	60,813,707

(a)	Global Pharmaceuticals Division revenue for the nine months ended September 30, 2008 includes $40.8 million from sales of generic OxyContin® which ended in January 2008 pursuant to a litigation settlement agreement, for which there was no amount in 2009.

(b)	Gross profit for the nine months ended September 30, 2008 includes $38.7 million from the sale of generic OxyContin® as noted above.

(c)	Net income from operations for the nine months ended September 30, 2008 includes $21.2 million from the sale of generic OxyContin® as noted above.

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
(amounts in thousands)	(unaudited)	(as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$47,577	$69,275
Short-term investments	52,950	50,710
Accounts receivable, net	61,543	43,306
Inventory, net	38,911	32,305
Current portion of deferred product manufacturing costs-alliance agreements	14,750	13,578
Current portion of deferred income taxes	18,611	17,900
Prepaid expenses and other current assets	2,654	9,298

Total current assets	236,996	236,372

Property, plant and equipment, net	96,457	95,629
Deferred product manufacturing costs-alliance agreements	93,075	93,144
Deferred income taxes, net	61,270	52,551
Other assets	14,521	9,017
Goodwill	27,574	27,574

Total assets	$529,893	$514,287

Liabilities and Stockholders Equity
Current liabilities
Current portion of long-term debt, net	—	$14,416
Accounts payable	13,245	12,797
Accrued expenses	55,799	41,360
Current portion of deferred revenue-alliance agreements	39,925	35,015
Current portion of accrued exclusivity period fee payments due	—	6,000

Total current liabilities	108,969	109,588

Long-term debt	—	5,990
Deferred revenue-alliance agreements	223,439	225,804
Other liabilities	16,739	13,255

Total liabilities	349,147	354,637

Stockholders equity	180,746	159,650

Total liabilities and stockholders equity	$529,893	$514,287

Impax Laboratories, Inc.
Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
	2009	2008
(unaudited, amounts in thousands)		(as adjusted)
Cash flows from operating activities:
Net income	$11,917	$7,018
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	7,806	6,791
Amortization of 3.5% Debentures discount and deferred financing costs	296	1,946
Amortization of Wachovia Credit Agreement deferred financing costs	50	287
Bad debt expense	131	278
Deferred income taxes (benefit)	(9,430)	1,997
Provision for uncertain tax positions	695	—
Loss, net of repurchase of 3.5% Debentures	—	114
Deferred revenue — Rx Partners	34,601	82,774
Deferred product manufacturing costs — Rx Partners	(19,053)	(25,405)
Deferred revenue recognized — Rx Partners	(30,183)	(72,099)
Amortization deferred product manufacturing costs — Rx Partners	15,044	17,153
Deferred revenue — OTC Partners	1,787	13,901
Deferred product manufacturing costs — OTC Partners	(1,800)	(13,760)
Deferred revenue recognized — OTC Partners	(5,255)	(12,739)
Amortization deferred product manufacturing costs — OTC Partners	4,706	12,059
Deferred revenue — Research Partners	10,000	—
Deferred revenue recognized — Research Partners	(8,406)	—
Payments on exclusivity period fee	(6,000)	(9,000)
Payments on accrued litigation settlements	(8,037)	(1,648)
Share-based compensation expense	5,179	4,458
Fair value of shares issued under severance agreement	—	561
Accretion of interest income on short-term investments	(424)	(2,160)
Change in fair value of stock purchase warrants	—	(59)
Changes in assets and liabilities:
Accounts receivable	(18,368)	13,379
Inventory	(6,606)	(3,060)
Prepaid expenses and other assets	1,351	(6,102)
Accounts payable and accrued expenses	14,892	753
Other liabilities	2,740	3,051

Net cash (used in) provided by operating activities	($2,367)	$20,448

Cash flows from investing activities:
Purchase of short-term investments	($49,563)	($195,218)
Maturities of short-term investments	47,748	248,143
Purchases of property, plant and equipment	(8,405)	(20,873)

Net cash (used in) provided by investing activities	($10,220)	$32,052

Cash flows from financing activities:
Repayment of long-term debt	($12,887)	($65,198)
Proceeds from exercise of stock options and purchases under the ESPP	3,776	1,079

Net cash used in financing activities	($9,111)	($64,119)

Net decrease in cash and cash equivalents	($21,698)	($11,579)
Cash and cash equivalents, beginning of period	$69,275)	$37,462
Cash and cash equivalents, end of period	$47,577	$25,883

Impax Laboratories, Inc.
Presentation of Deferred Revenue and Deferred Product Manufacturing Cost Data
The following table summarizes the additions to and deductions from deferred revenue and deferred product manufacturing costs under the Company’s Teva, DAVA, OTC, Medicis and Putney, Inc. alliance agreements. This information is used to explain the changes in the respective balance sheet accounts of deferred revenue-alliance agreements and deferred product manufacturing costs-alliance agreements. The table sets forth the amount of revenue deferred in each period as well as the amount recognized in the period under the Company’s modified proportional performance method of revenue recognition for revenue earned under the Teva, DAVA, and OTC alliance agreements and straight line revenue recognition for the Medicis alliance agreement. The summarized information for the nine months ended September 30, 2009 is derived from the corresponding tables for each of these separate alliance agreements set forth in the Alliance Agreement footnote to the Company’s unaudited interim consolidated financial statements for the nine months ended September 30, 2009.

	Nine Months	Inception
	Ended	Through
	September 30, 2009	December 31, 2008
	(unaudited)	(unaudited)
Deferred revenue:
Beginning balance	$260,819	$—
Deferrals	46,388	638,342
Less amounts recognized	(43,843)	(377,523)

Ending deferred revenue	$263,364	$260,819

Deferred product manufacturing costs:
Beginning balance	$106,722	$—
Deferrals	20,853	256,461
Less amounts amortized	(19,750)	(149,739)

Ending deferred product manufacturing costs	$107,825	$106,722

Note to the Financial Table Information Contained in this September 30, 2009 Earnings Release
As required, the Company adopted Financial Accounting Standards Board Accounting Standards Codification Topic 470, discussing the accounting for convertible debt instruments which may be settled in cash upon conversion, was applied on a retrospective basis, with the restatement of all reporting periods beginning January 1, 2007. The 2008 financial results reported in the tables within this press release are “as adjusted”.